C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 22, 2008 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2008.

Summarized financial results for the quarter ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2008	2007	% Change

Gross revenues	$ 1,985,212	$1,619,325	22.6%
Gross profits	338,029	296,930	13.8%
Operating income	136,077	115,189	18.1%
Net income	86,318	72,965	18.3%
Diluted EPS	$ 0.50	$ 0.42	19.0%

Total Transportation gross profits increased 13.8 percent to $298.7 million in the first quarter of 2008 from $262.4 million in the first quarter of 2007. Our Transportation gross profit margin decreased to 18.2 percent in 2008 from 20.2 percent in 2007 due to gross profit margin declines in several of our transportation modes.

Our truck gross profits consist of truckload and less-than-truckload ("LTL") services. Our truck gross profit growth of 13.2 percent in the first quarter of 2008 was driven by volume growth, offset by declines in our truckload gross profit margins. Our truckload volumes increased approximately 15 percent. Including fuel, our truckload rates increased approximately 8 percent; excluding estimated impacts of fuel, underlying linehaul rates decreased approximately 2 percent. Our truckload gross profit margins declined due to higher fuel prices and declining truckload rates. Our LTL shipments increased approximately 30 percent. Our LTL gross profit margins were consistent with the first quarter of 2007.

Our intermodal gross profit decrease of 2.2% percent in the first quarter was due to a decline in our gross profit margins, partially offset by a double-digit increase in volumes. Our gross profit margin decline was due to a change in our mix of business from higher-margin, transactional opportunities to more contractual intermodal business, and also increased cost of capacity in certain lanes.

The increase of 32.5 percent in our ocean transportation gross profits in the first quarter of 2008 was driven by double-digit volume growth and price increases, offset partially by a decline in gross profit margins. Our volume growth was driven in part by project-based business.

In our air transportation business, approximately two-thirds of our gross profit growth of 17.8 percent in the first quarter of 2008 came from our domestic air business, which includes our previously-disclosed acquisition of LXSI Services Inc. on July 13, 2007.

Miscellaneous transportation gross profits consist primarily of transportation management fees and customs brokerage fees. The increase of 26.0 percent in the first quarter was driven primarily by volume growth in transportation management.

For the first quarter, Sourcing gross profits increased 13.2 percent to $27.1 million in 2008 from $23.9 million in 2007, due to higher volumes and an increase in our gross profit margin. We continued to have success growing our business with retailers and foodservice providers.

Our Information Services gross profits grew 16.0 percent in the first quarter of 2008. Our growth was driven by volume growth in our core fuel card and cash advance services and an increase in our revenue per transaction, due to the price of fuel. With certain merchants our fee is based on a percentage of the sale amount. Approximately one-third of the growth was related to other services, such as fleet card and carrier compliance services.

For the first quarter, operating expenses increased 11.1 percent to $202.0 million in 2008 from $181.7 million in 2007. This was due to an increase of 8.4 percent in personnel expenses and an increase of 20.6 percent in selling, general and administrative expenses.

As a percentage of gross profits, total operating expenses decreased to 59.7 percent in the first quarter of 2008 from 61.2 percent in the first quarter of 2007. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 47.7 percent to 45.5 percent, offset partially by an increase in our selling, general and administrative expenses as a percentage of gross profits. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our slower earnings growth in the first quarter of 2008 compared to the first quarter of 2007 resulted in a decrease in expense related to some of these incentives plans. This contributed to our personnel expenses growing slower than our gross profits.

The increase in our selling, general, and administrative expenses was driven by increased spending in most expense categories, including occupancy and travel, to support our future plans.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 29,000 customers through a network of 220 offices in North America, South America, Europe, and Asia. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with approximately 48,000 carriers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2008 Earnings Conference Call

Tuesday, April 22, 2008 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-218-0530

Webcast replay available through May 5, 2008; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 25, 2008: 800-405-2236;

passcode: 11111110#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2008	2007
Gross Revenues:
Transportation	$ 1,641,612	$ 1,300,418
Sourcing	331,297	308,297
Information Services	12,303	10,610
Total gross revenues	1,985,212	1,619,325
Gross Profits:
Transportation
Truck	259,323	229,139
Intermodal	9,178	9,380
Ocean	12,255	9,246
Air	8,050	6,834
Miscellaneous	9,867	7,828
Total transportation	298,673	262,427
Sourcing	27,053	23,893
Information Services	12,303	10,610
Total gross profits	338,029	296,930

Operating costs and expenses:
Personnel expenses	153,754	141,776
Selling, general, and administrative expenses	48,198	39,965
Total operating expenses	201,952	181,741
Income from operations	136,077	115,189

Investment and other income	2,474	3,596

Income before provision for income taxes	138,551	118,785
Provision for income taxes	52,233	45,820
Net income	$ 86,318	$ 72,965

Net income per share (basic)	$ 0.51	$ 0.43
Net income per share (diluted)	$ 0.50	$ 0.42
Weighted average shares outstanding (basic)	169,858	171,183
Weighted average shares outstanding (diluted)	174,028	174,888

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$ 379,846	$ 338,885
Available-for-sale securities	34,888	115,842
Receivables, net	1,006,355	911,780
Other current assets	30,779	22,649
Total current assets	1,451,868	1,389,156

Property and equipment, net	102,164	101,665
Intangible and other assets	319,754	320,486
	$ 1,873,786	$ 1,811,307

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 672,623	$ 618,195
Accrued compensation	41,262	101,926
Other accrued expenses	68,853	37,498
Total current liabilities	782,738	757,619

Long term liabilities	12,110	11,439
Total liabilities	794,848	769,058

Total stockholders' investment	1,078,938	1,042,249
	$ 1,873,786	$ 1,811,307

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited) (In thousands, except operational data)
	Three months ended March 31,

	2008	2007
Operating activities:
Net income	$ 86,318	$ 72,965
Stock-based compensation	8,255	12,197
Depreciation and amortization	7,663	6,552
Other non-cash expenses, net	3,602	4,454
Net changes in operating elements	(80,106)	(40,989)
Net cash provided by operating activities	25,732	55,179

Investing activities:
Net property additions	(5,928)	(10,038)
Cash paid for acquisitions	-	(9,261)
Purchases of available-for-sale securities	(99,944)	(37,322)
Sales/maturities of available-for-sale securities	181,254	35,933
Other assets, net	500	167
Net cash provided by (used for) investing activities	75,882	(20,521)

Financing activities:
Net repurchases of common stock	(31,847)	(22,646)
Excess tax benefit from stock based compensation plans	7,711	5,630
Cash dividends	(37,996)	(31,348)
Net cash used for financing activities	(62,132)	(48,364)
Effect of exchange rates on cash	1,479	1,104

Net change in cash and cash equivalents	40,961	(12,602)
Cash and cash equivalents, beginning of period	338,885	348,592
Cash and cash equivalents, end of period	$ 379,846	$ 335,990

	As of March 31
	2008	2007
Operational Data:
Employees	7,505	6,834
Branches	220	214

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